CERTIFICATE OF INCORPORATION
OF
IMH FINANCIAL CORPORATION

1.	Name. The name of the corporation is IMH Financial Corporation (the “Corporation”).

2.
Registered Office; Registered Agent.  The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware.  The name of the registered agent of the Corporation at such address is Corporation Service Company.

3.	Incorporator. The incorporator of the Corporation is Shane C. Albers. The address of the incorporator is 4900 N. Scottsdale Road, Suite 5000, Scottsdale, Arizona 85251.

4.	Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

5.	Capital Stock.

5.1
The Corporation has the authority to issue an aggregate of 300,000,000 shares.  Of the authorized shares of capital stock of the Corporation:  (i) 200,000,000 shares shall be designated as Voting Common Stock, par value $0.01 per share (the “Voting Common Stock”), and (ii) 100,000,000 shares shall be designated as Preferred Stock, par value $0.01 per share (the “Preferred Stock”).  The shares of Voting Common Stock shall be divided into the following classes:  (A) 150,208,500 shares shall be designated as Common Stock, par value $0.01 per share (the “Common Stock”), (B) 16,994,144 shares shall be designated as Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”), (C) 15,803,212 shares shall be designated as Class C Common Stock, par value $0.01 per share (the “Class C Common Stock”), and (D) 16,994,144 shares shall be designated as Class D Common Stock, par value $0.01 per share (the “Class D Common Stock” and together with the Common Stock, the Class B Common Stock and the Class C Common Stock, the “Common Securities”).  The shares of Class B Common Stock shall be divided into the following series:  4,023,400 shares of Class B-1 Common Stock (the “Class B-1 Common Stock”), 4,023,400 shares of Class B-2 Common Stock (the “Class B-2 Common Stock”), 8,165,700 shares of Class B-3 Common Stock (the “Class B-3 Common Stock”), and 781,644 shares of Class B-4 Common Stock (the “Class B-4 Common Stock”).

5.2
The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereinafter enacted.

5.3
To the full extent permitted by the DGCL, as the same exists or may hereafter be amended, the Board of Directors is authorized by resolution to divide and issue the shares of Preferred Stock in series and to fix the voting powers and any designations, preferences, and relative, participating, optional or other special rights of any such series of Preferred Stock and any qualifications, limitations or restrictions thereof as are stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors.

5.4	The following is a description of the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions of the Common Securities.

(a)
General.  Except as otherwise set forth in this Article 4, the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions of each class and series of Common Securities are identical in all respects.

(b)
Voting.  At every meeting of the stockholders of the Corporation in connection with the election of directors and all other matters submitted to a vote of stockholders, every holder of Common Securities is entitled to one vote in person or by proxy for each share of Common Securities registered in the name of the holder on the transfer books of the Corporation.  Except as otherwise required by law, the holders of Common Securities shall vote together as a single class, subject to any right that may be conferred upon holders of Preferred Stock to vote together with holders of Common Securities on matters submitted to a vote of stockholders of the Corporation.

(c)	Certain Definitions. For purposes of this Certificate of Incorporation:

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Aggregate IPO Proceeds” means the aggregate amount received by the Corporation as consideration for the sale of the Corporation’s Common Stock in the IPO, net of any underwriting discounts or commissions.

“Approved Financing” means (i) any transaction involving (A) the issuance of Voting Common Stock or any other equity security of the Corporation (including, without limitation, an IPO, any follow-on offering, or any private offering, and regardless of the relative seniority, subordination, preference, or other rights or terms of such equity security) or (B) the incurrence by the Corporation of indebtedness having a maturity of no less than one (1) year, or (ii) any series or combination of such transactions (whether related or otherwise), the aggregate net proceeds to the Corporation of which transaction or transactions are in excess of fifty million dollars ($50,000,000).

“Board of Directors” means the Board of Directors of the Corporation.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banking institutions are authorized or required to close in New York.

“Change in Control” means the occurrence of any of the foregoing: (A) a consolidation or merger of the Corporation with or into any other corporation or entity in which the holders of record of the Corporation’s outstanding shares of capital stock immediately before such consolidation or merger do not, immediately after such consolidation or merger, hold (by virtue of securities issued as consideration in such transaction or otherwise) a majority of the voting power of the surviving corporation or entity of such consolidation or merger; or (B) any transaction, or series of related transactions in which 50% or more of the Corporation’s voting power is transferred to persons other than the stockholders of the Corporation and their respective Affiliates immediately prior to such transaction or series of transactions; or (C) a sale of all or substantially all of the assets of the Corporation, except to one or more Affiliates of the Corporation.

“IPO” means the initial public offering under the Securities Act of 1933, as amended, of the Corporation’s Common Stock.

“IPO Date” means the date, if any, on which the IPO occurs.

“Market Capitalization” means, as of any date of determination, the product of (i) the total number of shares of Common Securities outstanding on such date multiplied by (ii) the closing per-share trading price of the Common Stock, as reported in the New York City edition of The Wall Street Journal for such date (or, if such date is not a trading day, for the most recent trading day prior to such date), or, if not reported therein, any other authoritative source to be selected by the Corporation.

“Notice Date” means the date, if any, on which the Corporation sends notice to the stockholders of the Corporation stating that the Board of Directors has determined not to pursue an IPO.

“Permitted Transfer” means, upon 10 days prior notice to the Corporation, (i) a transfer to the Corporation, (ii) any gratuitous Transfer to any spouse or member of a holder of Class B Common Stock’s, Class C Common Stock’s or Class D Common Stock’s immediate family (including adopted children) or grandchildren, or to a custodian, trustee (including a trustee of a voting trust), executor or other fiduciary for the account of such holder’s spouse or members of such holder’s immediate family or grandchildren, or to a trust for himself or herself, or a charitable remainder trust, (iii) a Transfer effected pursuant to a holder of Class B Common Stock’s, Class C Common Stock’s or Class D Common Stock’s will or the laws of intestate succession, or (iv) a Transfer by a holder of Class B Common Stock, Class C Common Stock or Class D Common Stock to such holder’s partners, members or other equity owners, or retired partners, retired members or other equity owners, or to the estate of any of its partners, members or other equity owners or retired partners, retired members or other equity owners.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any governmental entity.

“Redemption Price” means the price per share of Common Stock received by the Corporation in the IPO, net of any underwriting discounts and commissions.

“Transfer” means, with respect to any capital stock of the Corporation, to directly or indirectly, sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or otherwise dispose of any such capital stock, options or warrants to acquire such capital stock, or securities exchangeable or exercisable for or convertible into such capital stock, or to publicly announce an intention to do any of the foregoing, provided, however, that the conversion of the Class B Common Stock, Class C Common Stock or Class D Common Stock pursuant to Section 4.4(d)(ii) or (iii) hereof shall not constitute a Transfer.  “Transferred”, “Transferee” and “Transferor” shall have correlative meanings.

“Trigger Date” means the earlier to occur of (i) the IPO Date or (ii) the date that is ninety (90) days following the Notice Date.

(d)	Rights of Holders of Class B Common Stock, Class C Common Stock and Class D Common Stock.

(i)
Transfer Restrictions.  Except for (A) Permitted Transfers that comply with the notice requirements set forth below, (B) Transfers to the Corporation, (C) the conversion of shares of Class B Common Stock, Class C Common Stock or Class D Common Stock pursuant to Sections 4.4(d)(ii) and 4.4(d)(iii) hereof, (D) redemption of Class C Common Stock pursuant to Section 4.5(i) hereof, or (E) Transfers approved by the Board of Directors, shares of Class B-1 Common Stock may not be Transferred during the period commencing on the date hereof and continuing through the six-month anniversary of the Trigger Date, shares of Class B-2 Common Stock may not be Transferred during the period commencing on the date hereof and continuing through the nine-month anniversary of the Trigger Date, shares of Class B-3 Common Stock and Class B-4 Common Stock may not be Transferred during the period commencing on the date hereof and continuing through the twelve-month anniversary of the Trigger Date, and shares of Class C Common Stock and Class D Common Stock may not be Transferred at any time. Except as expressly provided in this Section 4.4(d), any purported Transfer of shares of Class B Common Stock, Class C Common Stock or Class D Common Stock shall be void. Shares of Class B Common Stock, Class C Common Stock or Class D Common Stock may be Transferred pursuant to a Permitted Transfer at any time, provided, however, that the Transferor provides at least ten (10) Business Days prior written notice to the Corporation, and any such Transferee shall take such shares subject to all of the provisions and restrictions set forth in this Section 4.4(d).  In addition to any other restrictions on Transfer to which the Class B-4 Common Stock is subject (including, without limitation, the restrictions set forth in the preceding sentences of this Section 4.4(d)(i)), no holder shall be permitted to Transfer its shares of the Class B-4 Common Stock at any time prior to the earliest to occur of (I) the four-year anniversary of the date hereof, (II) following the five-month anniversary of the first day of trading of the Common Stock on a national securities exchange, either the Market Capitalization or the book value of the Corporation has exceeded an amount equal to (x) $730,383,530.78 plus (y) the aggregate amount of any net proceeds to the Corporation from the IPO and any other offerings of the securities of the Corporation prior to the time of determination less (z) the amount of any dividends or distributions paid on the securities of the Corporation prior to the time of determination, (III) the conversion of the Class B Common Stock pursuant to Section 4.4(d)(iii)(B) hereof, or (IV) if such holder has entered into an employment agreement approved by the compensation committee of the Corporation, the termination of such holder as an officer of the Corporation “without cause” (as such term is defined in the employment agreement by and between the Corporation and such holder).

(ii)
Optional Conversion of Class B Common Stock and Class D Common Stock.  The shares of Class B Common Stock and Class D Common Stock shall be subject to conversion at the option of the holder thereof (or, if applicable, automatically), as follows:

(A)	on and after the six-month anniversary of the Trigger Date, each share of Class B-1 Common Stock shall be convertible into one share of Common Stock;

(B)	on and after the nine-month anniversary of the Trigger Date, each share of Class B-2 Common Stock shall be convertible into one share of Common Stock;

(C)
if, during the period beginning on the five-month anniversary of the IPO Date, the closing per-share trading price of the Common Stock (as reported in the New York City edition of The Wall Street Journal for each such trading day, or, if not reported therein, any other authoritative source to be selected by the Corporation) exceeds 125% of the per-share price at which the Common Stock was initially sold to the public in the IPO (before underwriting discounts and the like, and as adjusted for stock splits, stock dividends and the like) for twenty (20) consecutive trading days, each share of Class B-1 Common Stock, each share of Class B-2 Common Stock, and each share of Class B-3 Common Stock shall thereafter be convertible into one share of Common Stock;

(D)	on and after the twelve-month anniversary of the Trigger Date, each share of Class D Common Stock shall be convertible into one share of Common Stock; and

(E)	on and after the four-year anniversary of the Trigger Date, each share of Class B-4 Common Stock shall be convertible into one share of Common Stock.

In order to effect any conversion pursuant to this Section 4.4(d)(ii), the applicable holder shall give written notice to the transfer agent for the Corporation’s capital stock and to the custodian appointed by the Corporation to hold the Class B Common Stock, Class C Common Stock and Class D Common Stock of its desire to convert shares (a “Conversion Notice”) which Conversion Notice shall set forth the number of shares and applicable series of Class B Common Stock or Class D Common Stock it desires to convert.  In addition, in connection with a conversion pursuant to clauses (A), (B), (C), or (E) above, the applicable holder shall include in such notice a representation that such holder has complied with all of the transfer restrictions set forth in Section 4.4(d)(i) hereof (a “Transfer Representation”), and no such conversion shall be effected in the absence of such a Transfer Representation.  In connection with any conversion pursuant to clause (D) above, the Conversion Notice shall contain an affirmative statement that (I) such holder has complied with all of the transfer restrictions set forth in Section 4.4(d)(i) hereof for the ninety-day period prior to the date of such Conversion Notice and is not currently in violation of any such restriction, and (II) if such holder was a holder of Class B Common Stock on the Special Dividend Record Date (and the Special Dividend was declared and paid), such holder will return to the Corporation the full amount of the Special Dividend that such holder received (a “Transfer Cure Representation”).  With respect to any conversion pursuant to clauses (A), (B) (C), or (E) above, in the event that a holder delivers a Conversion Notice that contains a statement that such holder has not complied with the transfer restrictions set forth in Section 4.4(d)(i) hereof (a “Transfer Violation Representation”), then, notwithstanding the provisions of Section 4.4(d)(ii) hereof, each share of Class B-1 Common Stock, each share of Class B-2 Common Stock, each share of Class B-3 Common Stock, and each share of Class C Common Stock held by such holder shall be automatically converted into one share of Class D Common Stock instead of one share of Common Stock.  With respect to any conversion pursuant to clause (D) above, in the event that a holder delivers a Conversion Notice that does not contain the Transfer Cure Representation, then the custodian holding such holder’s shares of Class D Common Stock shall not release such shares of Class D Common Stock for a period of 90 days after the date such Conversion Notice is deemed delivered, and will thereafter release such shares of Class D Common Stock only upon receipt from the holder of the Transfer Cure Representation.  If a holder owns certificated shares, such holder shall also direct the custodian holding such shares of Class B Common Stock to surrender the certificate or certificates therefor, duly endorsed (or a reasonably acceptable affidavit and indemnity undertaking in the case of a lost, stolen or destroyed certificate).  To the extent permitted by applicable law, all conversions pursuant to clauses (A), (B), (C), (D), and (E) above shall be deemed to have been effected at the close of business on the date the notice of desire to convert (and if applicable any stock certificates or affidavits of loss thereof) is received by the Corporation’s transfer agent.

(iii)
Automatic Conversion of Class B Common Stock, Class C Common Stock and Class D Common Stock.  The shares of Class B Common Stock and Class C Common Stock shall be subject to automatic conversion, without any action by the holder thereof, as follows:

(A)
immediately after the 12-month anniversary of the Trigger Date, each share of Class B-1 Common Stock, each share of Class B-2 Common Stock, and each share of Class B-3 Common Stock shall automatically convert into one share of Common Stock;

(B)
in the event of a Change in Control, each share of Class B Common Stock shall automatically convert into one share of Common Stock, each share of Class C Common Stock shall automatically convert into one share of Common Stock, and each share of Class D Common Stock shall automatically convert into one share of Common Stock, in each case, immediately prior to such Change in Control;

(C)
in the event that the Corporation has not initiated a Redemption on or before the date that is thirty (30) days following the IPO Date, each share of Class C Common Stock shall automatically convert into (i) 0.25 shares of Class B-1 Common Stock, (ii) 0.25 shares of Class B-2 Common Stock and (iii) 0.50 shares of Class B-3 Common Stock;

(D)
in the event that the Corporation consummates a Redemption, not later than the Redemption Date, each share of Class C Common Stock outstanding following such Redemption shall automatically convert into (i) 0.25 shares of Class B-1 Common Stock, (ii) 0.25 shares of Class B-2 Common Stock and (iii) 0.50 shares of Class B-3 Common Stock; and

(E)
in the event that that a Notice Date occurs, the Corporation may, in its sole discretion, by action of the Board of Directors, beginning ninety (90) days after such Notice Date, elect to convert up to twenty percent (20%) of the then-outstanding shares of Class C Common Stock into Common Stock on a pro rata basis based on the number of shares of Class C Common Stock then held by each holder (a “Notice Date Conversion”), with each such share of Class C Common Stock so converted automatically converting into one share of Common Stock, and upon such Notice Date Conversion, any share of Class C Common Stock not converted into Common Stock automatically converting into (i) 0.25 shares of Class B-1 Common Stock, (ii) 0.25 shares of Class B-2 Common Stock and (iii) 0.50 shares of Class B-3 Common Stock.

To the extent permitted by applicable law: all conversions pursuant to clauses (A), (D) and (E) above shall be deemed to have been effected at the close of business on the date of conversion; all conversions pursuant to clause (B) above shall be deemed to have been effected immediately prior to the consummation of the underlying transaction or sale, or upon the underlying change in composition of the Board of Directors, as the case may be; and all conversions pursuant to clauses (C) or (F) above shall be deemed to have been effected on such date as the Board of Directors determines.

(iv)
Procedure for Transfers and Withdrawal.  Shares of Class B Common Stock, Class C Common Stock or Class D Common Stock which are uncertificated shall be transferred on the books of the Corporation upon presentation at the office of the Secretary of the Corporation (or at such additional place or places as may from time to time be designated by the Secretary of the Corporation) of a written request for transfer in such form as the Corporation requests, which shall include (I) a Transfer Representation from the holder thereof for transfers of Class B Common Stock or Class C Common Stock, or (II) Transfer Cure Representations for transfers of Class D Common Stock or transfers by persons who have previously submitted a Transfer Violation Representation of Common Securities, but not subsequently submitted a Transfer Cure Representation. Shares of Class B Common Stock, Class C Common Stock or Class D Common Stock represented by certificates shall be transferred on the books of the Corporation, and a new certificate therefor issued, upon presentation at the office of the Secretary of the Corporation (or at such additional place or places as may from time to time be designated by the Secretary of the Corporation) of the certificate for the shares, in proper form for transfer and accompanied by all requisite stock transfer tax stamps, and a Transfer Representation from the holder thereof.  In no event shall any shares of Common Securities be Transferred by the holder thereof or withdrawn from the custodian holding such shares unless the holder thereof provides a Transfer Representation or Transfer Cure Representation, as applicable, in connection with such withdrawal; if any holder fails to so provide the Transfer Representation or Transfer Cure Representation, as applicable, then the custodian holding such holder’s shares of Common Securities shall not release such shares of Common Securities for a period of 90 days after the date the request for withdrawal is deemed delivered, and will thereafter release such shares of Common Securities only upon receipt from the holder of the Transfer Cure Representation.  In the event that any Common Securities are, for any reason other than pursuant to the terms hereof, released from the custodian appointed by the Corporation to hold such shares, the transfer agent for the Corporation’s capital stock shall instead hold such shares and all of the restrictions contained herein shall continue to apply to such shares in book entry form with equal effect.

(v)
Legends.  Each outstanding certificate, if any, representing shares of Class B Common Stock, Class C Common Stock and Class D Common Stock shall contain a legend reading substantially as follows, together with any other endorsements that the Board of Directors deems necessary or appropriate:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE “SECURITIES”) ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE CERTIFICATE OF INCORPORATION OF IMH FINANCIAL CORPORATION, AS IT MAY BE AMENDED FROMTIME TO TIME (THE “CHARTER”) AND ARE TO BE HELD BY A CUSTODIAN FOR THE BENEFIT OF THE HOLDER OF RECORD HEREOF UNTIL SUCH RESTRICTIONS LAPSE BY THEIR TERMS. ANY PURPORTED SALE, GIFT, MORTGAGE, PLEDGE, EXCHANGE, ASSIGNMENT OR OTHER DISPOSITION OR OTHER TRANSFER AS DEFINED IN THE CHARTER (COLLECTIVELY, A “TRANSFER”), EXCEPT AS SET FORTH IN SECTION 4.4(d) OF THE CHARTER, SHALL BE DEEMED NULL AND VOID.  BY ACCEPTING ANY INTEREST IN THE SECURITIES, THE RECIPIENT THEREOF SHALL BE DEEMED TO HAVE AGREED TO, AND SHALL BECOME BOUND BY, ALL OF THE PROVISIONS SET FORTH IN THE CHARTER, INCLUDING THE TRANSFER RESTRICTIONS SET FORTH THEREIN. A COPY OF THE CHARTER MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF IMH FINANCIAL CORPORATION.”

(vi)
Retirement of Class B Common Stock, Class C Common Stock and Class D Common Stock.  The Corporation shall take all such action as is necessary so that any shares of Class B Common Stock, Class C Common Stock or Class D Common Stock that have been converted into shares of Common Stock shall be retired and may not be reissued as shares of Class B Common Stock, Class C Common Stock or Class D Common Stock.

(vii)
Reservation of Shares.  The Corporation at all times shall reserve and keep available, out of its authorized but unissued Common Stock, at least the number of shares of Common Stock that would become issuable upon the conversion of all shares of Class B Common Stock, Class C Common Stock and Class D Common Stock then outstanding pursuant to Sections 4.4(d)(ii) and 4.4(d)(iii) hereof.  The Corporation at all times shall reserve and keep available, out of its authorized but unissued Class D Common Stock, at least the number of shares of Class D Common Stock that would become issuable upon the conversion of all shares of Class B Common Stock then outstanding pursuant to Section 4.4(d)(ii) hereof.

(e)
Reclassifications, Subdivisions and Combinations.  No class of Common Securities, or series thereof, may be reclassified, subdivided or combined, including without limitation pursuant to any stock split, stock dividend or other distribution, reorganization, reclassification or similar event, unless such reclassification, subdivision or combination occurs simultaneously and in the same proportion for each class of Common Securities, and each series thereof, except that (i) the Common Stock, Class B-1 Common Stock, Class B-2 Common Stock, Class B-3 Common Stock, and Class C Common Stock may be reclassified as a single class of Common Securities at any time following the conversion of all Class B-1 Common Stock, Class B-2 Common Stock, Class B-3 Common Stock, and Class C Common Stock into Common Stock pursuant to Sections 4.4(d)(ii) and (iii) hereof, and (ii) the Common Stock, Class B Common Stock, and Class C Common Stock may be reclassified as a single class of Common Securities at any time following the conversion of all Class B Common Stock and Class C Common Stock into Common Stock pursuant to Sections 4.4(d)(ii) and (iii) hereof.  All dividends or other distributions payable in Common Securities pursuant to stock splits of Common Securities, whether effected by subdivision, combination or stock dividend, shall be paid as follows: (i) only shares of Common Stock are paid or distributed with respect to Common Stock; (ii) only shares of Class B-1 Common Stock are paid or distributed with respect to Class B-1 Common Stock; (iii) only shares of Class B-2 Common Stock are paid or distributed with respect to Class B-2 Common Stock; (iv) only shares of Class B-3 Common Stock are paid or distributed with respect to Class B-3 Common Stock; (v) only shares of Class B-4 Common Stock are paid or distributed with respect to Class B-4 Common Stock; (vi) only shares of Class C Common Stock are paid or distributed with respect to Class C Common Stock; and (vii) only shares of Class D Common Stock are paid or distributed with respect to Class D Common Stock; provided, however, that (i) except for the Special Dividend, if a dividend or other distribution is paid with respect to one or more series or class of Common Securities other than pursuant to stock splits of Common Securities, whether effected by subdivision, combination or stock dividend, a proportionate dividend or distribution shall paid with respect to the each other series of class of Common Securities, and (ii) if a dividend or other distribution is paid with respect to one or more classes or series of Common Securities pursuant to stock splits or divisions of Common Securities, a proportionate dividend or distribution shall be paid with respect to each other class or series of Common Securities.

(f)	Dividends and Other Distributions.

(i)
All holders of record of outstanding shares of Class B Common Stock on the twelve-month anniversary of the IPO Date (the “Special Dividend Record Date”) shall be entitled to payment of a one-time cash dividend out of assets or funds of the Corporation legally available therefor equal to $0.95 per share of Class B Common Stock then held by such Person, with such payment to be made on a date determined by the Board of Directors that is within 30 days of the Special Dividend Record Date (the “Special Dividend”); provided, however, that payment of the Special Dividend shall be made to each holder of shares of Class B Common Stock otherwise entitled to receive the Special Dividend only upon receipt by the custodian holding such holder’s shares of Common Securities of a Transfer Representation from such holder with respect to all of such holder’s shares of Common Securities. Any holder of Class B Common Stock on the Special Dividend Record Date that, upon the attempted withdrawal of such holder’s Common Securities from the custodian, provides a Transfer Violation Representation, shall promptly refund to the Corporation the full amount of the Special Dividend that such holder received with respect to its Common Securities.

(ii)
Subject to the right to the Special Dividend, the rights of the holders of Preferred Stock, and Section 4.4(e) hereof with respect to stock splits or divisions of Common Securities, holders of Common Securities are entitled to receive such dividends and other distributions in cash, stock of any corporation or property of the Corporation as may be declared thereon by the Board of Directors in its sole discretion from time to time out of assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in all such dividends and other distributions.

(iii)
Notwithstanding anything herein to the contrary, unless both an Approved Financing has been completed and the Common Stock has been listed on a national securities exchange, no dividends or other distributions (including, without limitation, the Special Dividend) otherwise due to the holders of the Class B-4 Common Stock in respect of such holders’ shares of Class B-4 Common Stock shall be paid by the Corporation; provided, however, that such dividends or distributions shall accrue on the books of Corporation and become payable to the holders of the Class B-4 Common Stock immediately following the occurrence of both an Approved Financing and the listing of the Common Stock on a national securities exchange.

(g)
Liquidation, Dissolution and Winding Up.  Unless both an Approved Financing has been completed, and the Common Stock has been listed on a national securities exchange, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock (the “Preferred Payments”), the remaining assets and funds of the Corporation (the “Remaining Assets”) shall be distributed as follows: (i) first, any Remaining Assets with an aggregate fair market value less than or equal to the difference of (A) $730,383,530.78 less (B) the amount of any Preferred Payments, shall be distributed pro rata to the holders of shares of the Common Stock, the Class B-1 Common Stock, the Class B-2 Common Stock, the Class B-3 Common Stock, the Class C Common Stock and the Class D Common Stock; and (ii) second, any Remaining Assets with an aggregate fair market value in excess of the difference of (A) $730,383,530.78 less (B) the amount of any Preferred Payments, shall be distributed pro rata to the holders of shares of the Common Securities.  Following the occurrence of both an Approved Financing and the listing of the Common Stock on a national securities exchange, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the Preferred Payments, the Remaining Assets shall be distributed pro rata to the holders of shares of the Common Securities.  For purposes of this Section 4.4(g), the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving the consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

(h)
Fractional Shares.  Fractional shares of Common Securities may be issued, but are not required to be issued, in the sole discretion of the Board of Directors.  If the Board of Directors elects to not issue fractional shares of Common Securities in connection with the conversion of any shares of Class B Common Stock, Class C Common Stock, or Class D Common Stock pursuant to Section 4.4(d)(ii) or (iii) hereof, then after aggregating all fractional share amounts of each holder into one or more whole shares of the class of Common Securities into which such holder’s shares of Class B Common Stock, Class C Common Stock, or Class D Common Stock are convertible, any remaining fractional share interest shall either be (i) rounded up to the nearest whole share if the fractional interest is equal to or greater than one-half (1⁄2) of a share, in which case one additional share of the applicable class of Common Securities will be issued to the such holder, or (ii) rounded down to the nearest whole share if the fractional interest is less than one-half (1⁄2) of a share.

(i)	Redemption.

(i)
In the event of an IPO, the Corporation may, in its sole discretion, on a date (the “Redemption Date”) not later than thirty (30) days following the closing of the IPO, redeem up to the lesser of (A) $50,000,000 or (B) thirty percent (30%) of the Aggregate IPO Proceeds (the “Maximum Aggregate Redemption Amount”) of shares of Class C Common Stock at a price per share equal to the Redemption Price (the “Redemption”).  In the event that the product of (x) the number of shares of Class C Common Stock outstanding at the Redemption Date multiplied by (y) the Redemption Price is less than the Maximum Aggregate Redemption Amount, all outstanding shares of Series C Common Stock shall be redeemed (a “Full Redemption”).  In the event that the product of (x) the number of shares of Class C Common Stock outstanding at the Redemption Date multiplied by (y) the Redemption Price exceeds the Maximum Aggregate Redemption Amount (a “Partial Redemption”), an aggregate number of shares of Class C Common Stock equal to the quotient by dividing (I) the Maximum Aggregate Redemption Amount by (II) the Redemption Amount shall be redeemed at a price per share equal to the Redemption Price on a pro rata basis based on the number of shares of Class C Common Stock held by each holder.

(ii)
On the Redemption Date, all shares of Class C Common Stock to be redeemed (the “Redeemed Shares”) shall be deemed to be surrendered to the Corporation by the custodian thereof and all certificates representing such Redeemed Shares shall be deemed to be surrendered to the Corporation by the custodian thereof, and thereupon, with respect to each record holder of such Redeemed Shares, an amount equal to the Redemption Price shall be payable in cash to the order of the holder whose name appears on each such certificate or on the stock ledger of the Corporation as the owner thereof.

(iii)
In the event of a Full Redemption, from and after the Redemption Date, unless there shall have been a default in payment of any Redemption Price, all rights of the holders of shares of Class C Common Stock, as holders of Class C Common Stock (except the right to receive the Redemption Price, without interest) shall cease with respect to such shares, and such shares shall be retired and cancelled.

(iv)
In the event of a Partial Redemption, from and after the Redemption Date, unless there shall have been a default in payment of any Redemption Price, all rights of the holders of Redeemed Shares, as holders of Class C Common Stock with respect to such Redeemed Shares (except the right to receive the Redemption Price, without interest) shall cease with respect to such Redeemed Shares, and such Redeemed Shares shall be retired and canceled.  The shares of Class C Common Stock held by each holder that are not Redeemed Shares shall be converted into Class B shares as provided in Section 4.4(d)(iii)(D) hereof.

(v)	Shares of Common Stock, Class B Common Stock or Class D Common Stock shall not be redeemable.

6.
Limitation of Liability.  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of directors is eliminated or limited to the full extent authorized.

7.
Amendment of Bylaws.  In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is authorized to adopt, amend or repeal the Bylaws of the Corporation (as may be amended and in effect from time to time, the “Bylaws”).  No adoption, amendment or repeal of any provision of the Bylaws by action of stockholders shall be effective unless approved by the affirmative vote of the holders of at least a majority of the voting power of the shares entitled to vote generally in the election of directors.

8.	Board of Directors.

8.1
The business and affairs of the Corporation are managed by or under the direction of a Board of Directors.  The number of directors of the Corporation constituting the whole Board of Directors shall be fixed exclusively by the Board of Directors. The election of directors need not be by ballot.

8.2
Any director may be removed, with or without cause, but only with the affirmative vote of the holders of not less than a majority of the voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as a single class.

8.3
Vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause (other than vacancies and newly created directorships which the holders of any class or classes of stock or series thereof are expressly entitled by this Certificate of Incorporation to fill) shall, unless otherwise required by resolution of the Board of Directors, be filled by, and only by, the affirmative vote of a majority of the members of the Board of Directors then in office, although less than a quorum, or by the sole remaining director.  Any director appointed to fill a vacancy or a newly created directorship shall hold office until the next election of the directors and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

9.
Stockholder Meetings.  Except as set forth in the Bylaws, as may be amended from time to time, the stockholders of the Corporation shall be entitled to take any action by written consent as authorized by the DGCL. In addition to the matters expressly required to be approved by stockholders under the DGCL, the Corporation shall not change the nature of its business unless approved by the affirmative vote of the holders of at least a majority of the voting power of the shares entitled to vote generally in the election of directors.

10.	Indemnification.

10.1
Right to Indemnification.  The Corporation shall, as set forth more fully in the Bylaws, indemnify and hold harmless each of its directors and officers, and advance expenses (including attorneys fees) incurred by directors and officers in matters subject to such indemnification, in each case to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), and such right to indemnification and advancement of expenses shall continue as to any person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators.  Notwithstanding the foregoing, except with respect to proceedings to enforce rights to indemnification or advancement of expenses, the Corporation shall not indemnify any current or former director or officer in connection with a proceeding (or part thereof ) initiated by such director or officer unless such proceeding (or part thereof ) was authorized by the Board of Directors.

10.2
Non-Exclusivity of Rights.  The rights conferred on any person by this Article 9 shall not be exclusive of any other right which such person may have or hereafter acquire under applicable law, this Certificate of Incorporation, the Bylaws, any agreement, vote of stockholders or disinterested directors, or otherwise.

10.3
Indemnification of Persons Other Than Directors and Officers.  This Article 9 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted thereby, to indemnify and to advance expenses, pursuant to applicable law, the Bylaws, any agreement, vote of stockholders or disinterested directors, or otherwise, to persons other than directors or officers of the Corporation.

11.
Amendments.  Subject to the provisions of this Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders in this Certificate of Incorporation are granted subject to this reservation.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has caused this Certificate of Incorporation to be executed as of June 18, 2010.

By:	/s/ Shane C. Albers
Name: Shane C. Albers
Title: Incorporator